XCL Ltd.
                    Petroleum Tower, Suite 400
                  3639 Ambassador Caffery Parkway
                         Lafayette, LA  70503
                      Telephone:  337-989-0449
                Telefax:  337-989-8153 or 989-8438


                        December 21, 1999



VIA EDGAR
---------

Mr. H. Roger Schwall
Assistant Director
U.S. Securities and Exchange Commission
Washington, DC  20549-0405

RE:  XCL Ltd. Registration Statement on Form S-1
     File No.  333-51937
     Filed:  May 6, 1998

Dear Mr. Schwall:

     In response to your letter dated December 13, 1999, XCL Ltd.
hereby   submits  a  request  to  withdraw  the  above-referenced
registration statement pursuant to Rules 477 and 478 of the  U.S.
Securities Act of 1933, as amended.

                                   XCL Ltd.

                                   /s/ Marsden W. Miller, Jr.

                                   Marsden W. Miller, Jr.
                                   Chairman, Chief Executive Officer
                                   and Principal Accounting Officer